Exhibit 99.1

DAVIDsTEA Reiterates Guidance Ahead of Presentation at ICR Conference

MONTREAL CANADA (January 11, 2016) — DAVIDsTEA Inc. (Nasdaq: DTEA) today reiterated its previously issued outlook for the fourth quarter and fiscal year 2015. The Company continues to expect fourth quarter sales to be in the range of C$70.0 million to C$72.0 million based on opening 10 new stores and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted fully diluted income per common share, which excludes IPO-related costs and other one-time costs, is expected to be in the range of C$0.42 to C$0.44 per share.

For fiscal 2015, the Company continues to expect sales to be in the range of C$175.0 million to C$177.0 million based on opening 39 net new stores and assuming a comparable sales increase slightly above the mid-single digit range. Adjusted fully diluted income per common share, which excludes IPO-related and other one-time costs, is expected to be in the range of C$0.37 to C$0.39 per share.

As previously announced, the Company will be presenting at the 2016 ICR Conference held at the JW Marriott Orlando Grande Lakes Resort in Orlando, Florida. Management is currently scheduled to present on Tuesday, January 12, 2016 at 10:30 a.m. Eastern Time.

The presentation will be broadcast on the Company’s website at http://www.davidstea.com, in the “investor relations” section. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for 30 days.

Non-IFRS Information:

This press release includes non-IFRS measures including Adjusted fully diluted incomeper share. Adjusted fully diluted income(loss) per share is not a presentation made in accordance with IFRS, and the use of the term Adjusted fully diluted income per share may differ from similar measures reported by other companies. We believe that Adjusted fully diluted income per share provides investors with useful information with respect to our historical operations. We present Adjusted fully diluted income per share as a supplemental performance measure because we believe it facilitates a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period. Specifically, Adjusted fully diluted income per share allows for an assessment of our operating performance and our ability to service or incur indebtedness without the effect of non-cash charges of the period or other one-time charges, such as impairment costs, costs related to onerous contracts or contracts where we expect the costs of the obligations to exceed the economic benefit and non-recurring expenses relating to our initial public offering. These measures also function as benchmarks to evaluate our operating performance. Adjusted fully diluted income per share is not a measurement of our financial performance under IFRS and should not be considered in isolation or as an alternative to net income, net cash provided by operating, investing or financing activities or any other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with IFRS. We understand that although Adjusted fully diluted income per share is frequently used by securities analysts, lenders and others in their evaluation of companies, it has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under IFRS. Some of these limitations are:

Adjusted fully diluted income per share does not reflect changes in, or cash requirements for, our working capital needs.

Because of these limitations, Adjusted fully diluted income per share should not be considered as discretionary cash available to us to reinvest in the growth of our business or as a measure of cash that will be available to us to meet our obligations.

Forward-Looking Statements:

This press release includes forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “goal,” “project,” and other words of similar meaning. These forward-looking statements address various matters including management’s beliefs about the Company’s sales and growth prospects for the coming fiscal quarter and fiscal year. The Company cannot assure investors that future developments affecting the Company will be those that it has anticipated. Actual results may differ materially from these expectations due to risks including: the Company’s ability to maintain and enhance its brand image, particularly in new markets; the Company’s ability to compete in the specialty tea and beverage category; the Company’s ability to expand and improve its operations; levels of foot traffic in locations in which the Company’s stores are located; changes in consumer trends and preferences; fluctuations in foreign currency exchange rates; general economic conditions and consumer confidence; the importance of the Company’s fourth fiscal quarter to results of operations for the entire fiscal year; and other risks set forth in the Company’s prospectus filed with the Securities and Exchange Commission on June 4, 2015. If one or more of these risks or uncertainties materialize, or if any of the Company's assumptions prove incorrect, the Company's actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by the Company in this release speaks only as of the date on which the Company makes it. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

About DAVIDsTEA Inc.

DAVIDsTEA is a fast-growing branded beverage company, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of January 7, 2016, the Company owns and operates 193 DAVIDsTEA stores throughout the United States and Canada. The Company is headquartered in Montréal, Canada.

Investor Contact:

ICR, Inc.

Farah Soi/Rachel Schacter

203-682-8200

investors@davidstea.com